OPTION AGREEMENT

(PASCO CANYON GOLD PROJECT)

THIS OPTION AGREEMENT (the “Agreement”) is made this 14th day of February, 2006 (the “Effective Date”) by and between Piedmont Mining Company, Inc., a North Carolina corporation, (“PMCI”) and AuEx, Inc., a Nevada corporation (“Owner”).

RECITALS

Owner is the sole registered owner of 24 unpatented mining claims (the “Claims”) located in Nye County, in the State of Nevada. These Claims together with all ores, minerals, surface and mineral rights, and the right to explore for, mine and remove the same, and all water rights and improvements, easements, licenses, rights-of way and other interests appurtenant thereto, shall be referred to collectively as the ‘Pasco Canyon Gold Project’ of the ‘Pasco Canyon Gold Property’ (the “Property”), all as more particularly described on Exhibit “A” to this Agreement.

Owner and PMCI now desire to enter into an agreement granting PMCI the exclusive right to explore the Property and the exclusive right and option to acquire an 60% undivided interest (the “Interest”) in the Property.

NOW THEREFORE, the parties have agreed as follows:

1.	Representations, Warranties and Covenants
1.1	Owner represents and warrants to PMCI that:
(a)	the Property is accurately described in Exhibit “A”, is in good standing under the laws of the State of Nevada, and is free and clear of all liens and encumbrances;
(b)

AuEx, Inc. is a company duly incorporated, validly existing and in good standing under the laws of its incorporating jurisdiction, and it has the requisite corporate power and capacity to carry on business as presently conducted and to enter into this Agreement;

(c)

there are no outstanding agreements or options that contemplate the acquisition of the Property or any of the Interest by any other person, with the exception of a 1% total NSR Royalty to Ronald Parratt (0.1%) and Richard Bedell (0.9%) for originally vending in the property to AuEx. Both recipients are Principles in AuEx Inc. and its Canadian parent company, AuEx Ventures, Inc. Details are fully disclosed in the Prospectus prepared for the IPO of AuEx Ventures, Inc.

(d)	the Owner is the sole recorded holder of a 100% interest in the Property and the ownership of the Property is accurately described in Exhibit “A” hereto;

(e)

the entering into this Agreement and the performance of the obligations of Owner hereunder will not conflict with any law applicable to it, nor conflict with, or result in a breach to, or accelerate the performance required by, any contract or other commitment to which the Owner is a party or by which the Owner is bound;

(f)

to the best of the knowledge, information and belief of the Owner, the Owner has complied with all applicable environmental laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by the Owner under any applicable environmental laws relating to the Property and the Owner has not received notification from any person, including without limitation, any governmental authority of any potential breach or alleged breach of any applicable environmental laws relating to the Property or of any inspection or investigation or possible inspection or investigation by any governmental authority under any applicable environmental law relating to the Property and the Owner has not received any notification of the presence of any contaminates (including hazardous substances, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and the Owner has not been subject of any claims or incurred any expenses in respect of the presence of any contaminates in the soil water in, on or under the Property; and

(g)	all governmental licenses and permits required to carry out the exploration and mining operations on the Property will be obtained, as and when necessary.
1.2	PMCI represents and warrants to Owner that:
(a)

PMCI is a company duly incorporated, validly existing and in good standing under the laws of the state of North Carolina, and it has the requisite corporate power and capacity to carry on business as presently conducted and to enter into this Agreement;

(b)

the entering into this Agreement and the performance of the obligations of PMCI hereunder will not conflict with any law applicable to it, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound; and

(c)

PMCI has full power, legal right and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions on the part of PMCI and this Agreement has been duly executed and delivered by it.

2.	Terms of the Option
2.1

Option Grant. The Owner hereby agrees to grant to PMCI and PMCI agrees to acquire from the Owner, the exclusive right and option (the “Option”) to acquire a 60% undivided interest in the Pasco Canyon Project (the “Property”) for a single cash payment of $10,000, payable by PMCI to the Owner on signing, and by PMCI expending an aggregate of $1,000,000 in exploration and development expenses on the Property over a 5 year period, pursuant to the schedule set forth in Section 2.2 below.

2.2	Option Requirements.
(a)	On signing: PMCI agrees to pay Owner $10,000 within 5 days of signing this
Option Agreement.

(b)	Work Expenditure Requirements in:

Year 1:	$50,000 (this Year 1 expenditure is a firm obligation.)
Year 2: $100,000
Year 3: $200,000
Year 4: $200,000
Year 5: $450,000

All costs incurred on or for the benefit of the Property for exploration and development work and Claims maintenance shall be creditable against the Work Expenditure Requirements, including;

i)- salaries, wages and costs of benefits, labor expenses, fees and travel and living expenses for PMCI’s employees and consultants employed directly on or for the benefit of the Property;

ii)- costs and expenses of equipment, machinery, materials and supplies;
iii)- all payments to contractors for work on or for the benefit of the Property;

iv)- costs of sampling, assaying, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Property;

v)- costs incurred to obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property;

vi)- costs of annual assessment work and the filing and recording of proof of performance of annual assessment work;

vii)- costs of annual claims maintenance;
viii)- all taxes and assessments levied against the Property; and
ix)- costs incurred in acquiring new properties within the Area of Interest.

Any excess amounts expended in furtherance of the Work Expenditure Requirement in any year may be carried forward and applied to the succeeding year’s Work Expenditure Requirement.

2.3	Transfer of Interest.
(a)

Upon PMCI having made the payment set out in Section 2.2(a) above in satisfaction of the Purchase Price and fulfilled the Work Expenditure Requirements in accordance with the schedule set forth in Sections 2.2(b) above, PMCI will have exercised the Option and will have earned a 60% undivided interest in the Property without any further act being required of it, whereupon Owner will promptly execute and deliver to PMCI a Quitclaim Deed conveying a 60% interest in the Property to PMCI.

(b)

Upon PMCI having acquired a 60% undivided interest in the Property, a formal joint venture agreement will be entered into by PMCI and Owner in accordance with the Rocky Mountain Mineral Law Foundation, Exploration Development and

Mine Operating Agreement (Model Form 5A), or as the partners hereafter agree. PMCI will be the operator of the joint venture.

2.4	Termination or Forfeiture of Option.
(a)

PMCI may terminate this Agreement to acquire a beneficial interest in the Property at any time by giving not less than 30 days prior written notice to that effect to the Owner, except that PMCI must complete the Year 1 $50,000 work expenditure requirement prior to giving Owner notice of termination. Upon expiry of the said 30 day notice period and on receipt of such notice by the Owner, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect. At any time PMCI may, at its option, terminate its interest in certain of the claims so long as those claims are returned to Owner in good standing by August 1st of the year in which they are dropped.

(b)

In the event PMCI is in default in the observance or performance of any of PMCI’s covenants, agreements or obligations under this Agreement, the Owner may give written notice of such alleged default, specifying the details of the same. PMCI shall have thirty (30) days following its receipt of the said notice within which to remedy any such default described therein, or to commence action in good faith to remedy such default.

2.5	Participation
(a)	During the period of the Option PMCI will fund all exploration, development and feasibility study expenditures on the Property and will be the operator.
(b)

Upon PMCI having exercised the Option, the parties will then participate in expenditures on the Property in accordance with their respective Interests or have their Interest diluted in accordance with a straight line dilution formula.

(c)

If through dilution either party’s Interest is reduced to 10%, then the party’s then participating Interest automatically converts to a 2% Net Smelter Return royalty interest (“NSR”) capped at two times its investment.

2.6	Rights and Duties During Option Period. During the term of this Agreement:
(a)

PMCI and its employees, agents and independent contractors shall have the right to enter upon the Property and to do such prospecting, exploration, development or other mining work thereon and thereunder as is permitted by this Agreement, including the removal of mineral samples for the purpose of, and in the amounts appropriate for, testing such mineral samples, and PMCI shall have the right to bring upon and erect upon the Property such buildings, plant machinery and equipment as PMCI may deem necessary or desirable to carry out such activities;

(b)	PMCI in its sole discretion will decide any matter concerning the conduct of its prospecting, exploration, development or other mining work on the Property;

(c)	while this Agreement is in effect PMCI shall maintain the Property in good standing, including claims maintenance fees;
(d)

in the conduct of its exploration, development and operations on the Property, PMCI shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, mining, development and reclamation; and

(e)

commencing with the claims assessment year ending at noon on September 1, 2006, PMCI shall perform all necessary assessment work upon any unpatented mining claims held as Property and shall file in the name of Owner all proofs of labor required by law; provided, however, PMCI shall not be required to perform assessment work upon unpatented mining claims for any assessment year if notice of termination, as provided below, is given prior to July 1st of any such year. Work performed by PMCI prior to termination of this Agreement may be used by Owner in complying with its assessment requirements for the assessment year in which such work was done. PMCI shall, as soon as practicable, provide a copy to Owner of the county recorder and Bureau of Land Management date-stamped affidavit evidencing completion of any required annual assessment work performed by PMCI. If changes in the law pertaining to the performance of assessment work shall become effective during the term hereof and such changes affect or eliminate the requirement to perform assessment work as contemplated in this paragraph, then PMCI’s compliance with any such change in the law shall be deemed complete and satisfactory performance of its obligations under this paragraph. PMCI shall not be required to make any payments in lieu of assessment work for any assessment year if notice of termination, as provided below, is given at least thirty (30) days prior to the date such claim maintenance payment is due.

(f)

At any time during which this Agreement is in effect, PMCI may, with the consent of Owner but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended and patented claims shall be deemed to be covered by the provisions of this Agreement.

(g)

In the event of repeal or substantial change in the Mining Law of 1872, PMCI shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed above.

2.7

Force Majeure. If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of such party, whether or not foreseeable, including fires, floods, earthquakes, volcanic eruptions, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, terrorist acts, inability after diligent efforts to obtain workmen or materials, including drilling contractors, transportation delays, acts of God, native land claims, government regulation or interference including delays in the issuance of permits but excluding a lack of funds, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this Agreement and the time within which such party is obliged to comply with any such terms, covenants or conditions of this Agreement shall be extended by the period of all such delays. Such party shall give notice in writing to the other party forthwith and for each new cause of delay or prevention shall set out in such notice particulars of the cause, and the date on which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall also give notice immediately following the date that such cause ceases to subsist.

2.8

Area of Interest. Any interest or right to acquire any interest in mining claims or in any other real property interest within the area described in Exhibit A (the “Area of Interest” or “AOI”), or contiguous claims that may extend beyond the Area of Interest, acquired during the term of this Agreement by or on behalf of PMCI or any affiliate of PMCI (the “Additional Property”) shall become subject to the terms and provisions of this Agreement.

Within thirty (30) days after the acquisition of Additional Property, all or any portion of which lies within the Area of Interest, PMCI shall notify the Owner of such acquisition. PMCI’s notice shall describe in detail the acquisition, the lands, the nature of the interest therein, the mining claims or other real property interest covered thereby, and the acquisition cost. The acquisition cost of such Additional Property shall be creditable against the work commitment expenditure requirement in that year. In addition to such notice, subsequent to a 30 day in advance written request by Owner, PMCI shall make any and all information concerning the Additional Property available for inspection by Owner.

2.9

Assignment. PMCI can assign this Agreement upon Owner’s written approval, which approval shall not be unreasonably withheld, to other parties that are not affiliated with PMCI at any time with the assumption of all obligations of this Agreement going to those parties. At any time, and without the consent of the Owner, PMCI may assign this Agreement to one or more of its affiliates upon the affiliate assuming all of PMCI’s obligations under this Agreement.

Owner can assign its Interest in the Property and this Agreement upon PMCI’s written approval, which approval shall not be unreasonably withheld, to other parties provided that PMCI shall have a right of first refusal to the Interest in the Property being sold on the same terms offered by the other party.

3.	Indemnification
3.1

PMCI agrees to indemnify, defend and hold harmless Owner (and all managers, officers, directors and agents of Owner) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultants’ fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by Owner and its successors as a result of: (a) any breach, or (b) any matter, condition or state of fact involving environmental laws or hazardous materials which may arise after the Effective Date of this Agreement and that are caused by PMCI.

3.2

Owner agrees to indemnify, defend and hold harmless PMCI (and all managers, officers, directors and agents of PMCI) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultants’ fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by PMCI and its successors as a result of: (a) any breach, or (b) any matter, condition or state of fact involving environmental laws or hazardous materials which may exist prior to the Effective Date of this Agreement.

4.	Confidentiality
4.1

All data and information coming into the possession of the Owner or PMCI by virtue of this Agreement with respect to the business or operations of the other party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other party, except:

(a)	as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a party;
(b)	as may be required by a party in the prosecution or defence of a lawsuit or other legal or administrative proceedings; or
(c)	as required by a financial institution in connection with a request for financing relating to development or mining activities.
5.	Notices:

All notices to PMCI or to Owner shall be in writing and shall be sent by certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

To PMCI:

Piedmont Mining Company, Inc.

18124 Wedge Parkway, #214

Reno, NV 89511

Attn: Robert M. Shields, Jr.

FAX: 212-734-9843

With a copy to:

Piedmont Mining Company, Inc.
P.O. Box 20675
New York, NY 10021
Attn: Robert M. Shields, Jr.

To Owner:

AuEx, Inc.

940 Matley Lane, Suite 17

Reno, NV, 89502 USA

Attn: Ronald Parratt and Richard Bedell

FAX: 775-337-1542

6.	Miscellaneous Provisions:

6.1

Execution: This Agreement may be executed by each of PMCI and Owner in counterparts, each of which when so executed and delivered shall be an original, but both such counterparts shall together constitute one and the same instrument.

6.2	Payments and Currency: All payments shall be in U.S. currency payable to Owners at the addresses above and dollar references in this Agreement are to U.S. dollars.
6.3

Applicable Law: This Agreement, including all documents annexed hereto and other agreements, documents and instruments delivered in connection herewith, shall be governed by and construed in accordance with the laws of the state of Nevada.

6.4	Entire Agreement: This Agreement constitutes the entire agreement between the parties.

6.5	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.
6.6	No Partnership: Nothing in this Agreement shall create a partnership between Owner and PMCI.
6.7

Recording Memorandum of Agreement: The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Nye County, Nevada so as to give public notice, pursuant to the laws of the state of Nevada, of the existence of this Agreement.

6.8

Void or Invalid Provisions: If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

AuEx, Inc., a Nevada corporation

By: ________________________________

Title: _______________________________

Piedmont Mining Company, Inc.

A North Carolina corporation

By: ________________________________

Robert M. Shields, Jr.

Title: Chairman and CEO

STATE OF NEVADA )
) ss.
COUNTY OF WASHOE )

On this _____day of ____________, 2006, before me, a Notary Public in and for said County and state, personally appeared __________________________, ______________________of AuEx, Inc., a Nevada corporation, personally known (or proved) to me to be the person who executed the above Option Agreement and acknowledged to me that he executed the same for purposes stated therein.

___________________________________
NOTARY PUBLIC
STATE OF NEW YORK	)
) ss.

COUNTY OF NEW YORK)

On this _____day of ____________, 2006, before me, a Notary Public in and for said County and state, personally appeared Robert M. Shields, Jr., the Chairman and CEO of Piedmont Mining Company, Inc., a North Carolina corporation, personally known (or proved) to me to be the person who executed the above Option Agreement and acknowledged to me that he executed the same for purposes stated therein.

___________________________________
                                                            NOTARY PUBLIC

EXHIBIT “A”

PASCO CANYON GOLD PROJECT - DESCRIPTION OF CONCESSIONS AND OWNERSHIP

The Area of Interest (AOI) is outlined below with coordinates in the northwest corner (E 511,000 N 4,301,000) and southeast corner (E 516,000 N 4,296,000) in UTM zone 11 north, NAD27 datum. The claims are in Nye County Nevada, Range 45 and 46 Township 12 north Section 31 and 36. The base map is the 1:24,000 scale, Pine Creek Ranch quadrangle. Please note the map below is not to scale. The agreement relates to all areas within the AOI and contiguous claims.

LETTER AGREEMENT.DOC